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                                                              Exhibit 10(a)(2)
                               RETENTION AGREEMENT


       This RETENTION AGREEMENT (the "AGREEMENT") is entered into this 1st day of July, 2002 by and between Aquila, Inc. ("AQUILA") and Edward K. Mills ("YOU").

       WHEREAS, Aquila desires to retain Your services under the terms and conditions of this Agreement; and

       WHEREAS, You desire to continue your employment with Aquila under the terms and conditions of this Agreement.

       NOW THEREFORE, in consideration of the mutual undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

       1. CONTINUED EMPLOYMENT. You shall continue your employment with Aquila under the terms and conditions of this Agreement as set forth below.

       2. RETENTION BONUS. You shall receive a Retention Bonus in the amount of $1,500,000.00, less all applicable taxes, should You agree to remain employed by Aquila and perform Your job responsibilities through the retention period that concludes as described under Paragraph 3.

       3. CONDITIONS AND TIMING OF PAYMENT. You will be eligible for Your Retention Bonus upon the earlier of the following events:

  3.1. When senior management, with the concurrence of the Chief Risk Officer, signs off that You have completed all of the responsibilities for which you have been retained (in no case later than September 1, 2002) and there is no longer a reasonable chance of obtaining a partner or purchaser for the business (in no case later than August 1, 2002). The sign off of senior management and the Chief Risk Officer shall not unreasonably be withheld. Your Retention Bonus shall be paid the next normal pay period (normally within 14 days) following this event.

  3.2. Should Aquila enter into a formal agreement with a partner or purchaser, and the partner or purchaser either:

       3.2.1.     Determines that Your services are no longer required; or

       3.2.2. Fails to offer You employment at Your current base salary with a bonus opportunity commensurate with the salary and bonus opportunity You experienced with Aquila Merchant Services ; or

       3.2.3. You are required to relocate to any place outside of the metropolitan area in which You currently perform Your duties.

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       3.2.4.      Your Retention Bonus shall be paid the next normal pay
            period following this event.

  3.3. Six weeks following the close of a partnership or purchase agreement for the Aquila Merchant Services business or October 30, 2002, whichever comes first.

  3.4. In the event of Your death, Your estate shall be paid a pro-rata portion of the Retention Bonus based upon the portion of work that is completed for which You have been retained.

       4. TERMINATION FOR CAUSE; WAIVER OF RIGHT TO RECEIVE RETENTION BONUS. Your right to receive a Retention Bonus shall be waived in the event that You are terminated for willful misconduct or for violation of Aquila policies and procedures including the Employee Handbook. For purposes of this Agreement "willful misconduct" shall mean actions by you constituting fraud, embezzlement, other criminal acts, or willful action that is a breach of Your duty to Aquila, Inc., Aquila Merchant Services, or any of their affiliates.

       5. OTHER RETENTION AGREEMENTS. You are only eligible to receive payment under one Aquila Retention Agreement during this transition.

       6.    ELIGIBILITY FOR SEVERANCE.

  6.1. If Your position is eliminated by Aquila after Your retention obligations are completed (and You are not offered a position with a potential partner or purchaser), you will receive a severance payment in accordance with the terms and conditions of Aquila's Workforce Transition Plan (the "AQUILA SEVERANCE PLAN").

  6.2. If You are retained by a potential purchaser or partner, and that entity then severs Your employment within Your first six weeks of employment (other than for willful misconduct or violation of that entity's policies and procedures) Aquila will pay You severance under the Aquila Severance Plan or the standard severance plan of the other entity, whichever You choose.

       7. CONTINUATION OF MERCHANT BUSINESS OR EMPLOYMENT WITH AQUILA, INC. Should Aquila make a decision to continue the Aquila Merchant Services business in a reduced fashion, or if You are offered employment with Aquila, You will still be entitled to Your Retention Bonus upon completion of the responsibilities for which you have been retained.

       8. CONFIDENTIALITY. You will not publicize or disclose the terms of this Agreement or the Retention Memo, either directly or indirectly, that is, through your agents, attorneys, or accountants, or any other person, either in specific or as to general content, to the public generally, including without limitations, any employees or former

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agents, specifically including any former employees or to any other person or entity, except and only to the extent that You are lawfully compelled to do so by a court of competent jurisdiction or as hereinafter provided. Your agreement to keep confidential the terms of this Agreement and the Retention Memo extends to all persons other than, your spouse, significant other, attorneys, accountants, financial advisers, or other professionals who have a legitimate need to know the terms in order to render professional advice or services to You and then, only as reasonably necessary for rendering such advice or services, but in no event to any employees of Aquila. You agree not to identify or reveal any terms of the Agreement or Retention Memo except as otherwise permitted herein and agree that You will direct and bind your accountants, attorneys, or other agents not to disclose this Agreement or the Retention Memo as well. Any publication or disclosure of the Agreement or Retention Memo by You shall be considered a material breach of the Agreement.

       9. CHOICE OF LAW. This Agreement shall be construed and governed by the laws of the State of Missouri.

       10. ENTIRE RETENTION AGREEMENT. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, and that there are no other understandings or agreements, written or oral, among them on the subject. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

       11. MISCELLANEOUS. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. You represent that you have no legal impediments to fully and completely settle all claims and to sign this Agreement. This Agreement shall be effective as of the date signed by You.

BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU UNDERSTAND THE TERMS AND CONDITIONS OF THE AGREEMENT. YOU ARE IN NO WAY BOUND TO REMAIN EMPLOYED WITH AQUILA, INC. THROUGH THE TRANSITION PERIOD.


EMPLOYEE:                             AQUILA, INC.:

By:  /s/Edward K. Mills               By:  /s/Bob Green

Name:  Edward K. Mills                Name:  Robert K. Green

                                      Title:  President & CEO

Date:  7/9/02                         Date:  July 1, 2002

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